Exhibit 14.1

Dear Fellow Employee:

You will find our Code of Business Conduct and Ethics attached to this letter (the “Code”). Our Code is a reaffirmation of our commitment to ethical business practices and outlines the broad principles of legal and ethical business conduct expected of all of our directors, officers, employees and business partners. Being a company that truly reflects these principals is dependent on every person in our organization, our directors, officers and employees, since each of us has a critical role to play in their implementation. The expectation is that you will use common sense and good judgment that demonstrates behavior that is honest, fair and ethical in every aspect of our business.

Discussions of ethics and integrity have become increasingly important in today’s business environment and have always been an important part of our culture and way of doing business. These values govern our decision making process in all areas of our business and are critical to maintaining trust and credibility with our employees, customers, vendors, partners, stockholders and the community. You, as a custodian of our good name, have a personal responsibility to ensure that your conduct protects and promotes both the letter of the Code and its spirit of ethical conduct. Your adherence to these ethical principles is fundamental to our future success.

The Code cannot provide definitive answers to all questions. Accordingly, we expect you to exercise good judgment to determine whether a course of action is consistent with our ethical standards and to seek guidance when appropriate. Your supervisor will often be the person who can provide you with thoughtful, practical guidance in your day-to-day duties. We have also appointed our General Counsel as our Compliance Officer, so you should feel free to ask questions or seek guidance from our General Counsel.

Please read the Code carefully. If you have any questions concerning the Code, please speak with your supervisor or our Compliance Officer (or, if you are employed with Monotype GmbH in Germany, with the internal legal counsel of Monotype GmbH as the agreement of non-managerial employees of Monotype GmbH to abide by the Code is governed by an agreement between Monotype GmbH and the works council of Monotype GmbH).

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

Sincerely,

Douglas J. Shaw

President and Chief Executive Officer

Code of Business Conduct and Ethics

Approved by the Board of Directors:	December 13, 2006
Amended and approved by the Monotype GmbH Works Council:	January 11, 2008
Amended and approved by the Board of Directors:	February 5, 2008
Amended and approved by the Monotype GmbH Works Council:	May 28, 2014
Amended and approved by the Board of Directors:	July 25, 2014
Applicable in the following locations: Worldwide
Available in the following languages: English, Japanese, Korean, Cantonese,
Mandarin, German

Introduction

Purpose and Scope

The Board of Directors of Monotype Imaging Holdings Inc. (together with its subsidiaries, the “Company,” “Monotype,” “our,” “we,” or “us”) has established this Code of Business Conduct and Ethics (the “Code”) to aid our employees in making ethical and legal decisions when conducting our business and performing their day-to-day duties. Each of the Directors of Monotype Imaging Holdings Inc. is also subject to the terms of the Code and any reference herein to our employees is also intended to include a reference to such Directors.

The Board of Directors of Monotype Imaging Holdings Inc., in conjunction with the Nominating and Corporate Governance Committee of the Board, is responsible for administering the Code. Moreover, the Board of Directors of Monotype Imaging Holdings Inc. has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. The General Counsel of Monotype Imaging Holdings Inc. has been appointed as Compliance Officer under this Code.

We expect our employees to exercise good judgment when conducting our business. We encourage our employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. We also understand that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting our business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, we encourage you to speak with your supervisor or, if you are uncomfortable doing that, with the Compliance Officer.

Contents of this Code

This Code has three sections which follow this Introduction. The first section, “Standards of Conduct” (beginning on page 2), contains the actual guidelines that our employees are expected to adhere to in the conduct of our business.

The second section, “Third Party Diligence Requirements” (beginning on page 14), contains information on the processes that we need to follow with respect to people who do business with Monotype. This includes consultants, resellers and vendors.

The third section, “Compliance Procedures” (beginning on page 14), contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

The Board of Directors has authorized Monotype to implement, where appropriate, individual policies that reflect the provisions of this Code and provide additional guidance to Monotype’s employees. This Code includes references to certain of these policies, all of which can be found by employees on the Company’s intranet site or which are available from the Human Resources department.

A Note About Other Obligations

Our employees may have other legal and contractual obligations to us. This Code is not intended to reduce or limit any other obligations that you may have to us. Instead, the standards in this Code should be viewed as the minimum standards that we expect from our employees in the conduct of our business. In addition, in Germany the corresponding works agreements apply.

In some of our subsidiaries, there may be an employee handbook distributed to employees where some of the topics described in this Code are covered. To the extent that this Code conflicts with the terms of any such employee handbook, the terms of this Code shall supersede such employee handbook terms.

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Standards of Conduct

While this Code describes certain standards and policies, we expect our employees to follow the highest possible ethical standards in conducting business on our behalf. It is not enough to merely conduct business in accordance with all applicable laws, rules and regulations; at Monotype we strive to avoid even the appearance of violations of this Code, impropriety or conflicts of interest. In doing so, we are committed to ethical behavior in every aspect of our business and in every relationship. Our goal is to partner with people and companies that have the same values we expect from ourselves and in some instances, we may require our contractors, agents and business partners to comply with relevant aspects of this Code.

Compliance with Laws, Rules and Regulations

We seek to conduct our business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No employee shall engage in any unlawful activity in conducting our business or in performing his or her day-to-day company duties, nor shall any employee instruct others to do so.

We conduct business around the world. There are numerous laws and regulations in the different states and countries that define and establish our legal compliance obligations. We expect you to comply with the laws in all countries in which we operate which apply to our employees. Any employee who violates these laws or regulations risks individual indictment, prosecution, penalties and civil actions and also may subject us to the same risks and penalties. Any employee who violates these laws may be subject to immediate disciplinary action, up to and including termination of employment. If you are unclear on whether a particular action or course of conduct is permissible, seek guidance from our Compliance Officer prior to engaging in the action or conduct.

Conflicts of Interest

A conflict of interest exists if your outside business or other personal interests can affect your motivation or performance as an employee. You must always work to avoid conflicts of interest because they can impair your ability to make decisions that are solely in the Company’s best interest. You should avoid any relationship, influence or activity that might impair, or even appear to impair, your ability to make objective and fair decisions in performing your job.

We recognize and respect the right of our employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to us or their ability to act in our best interests. In most, if not all, cases this will mean that our employees must avoid situations that present a potential or actual conflict between their personal interests and our interests.

Conflicts of interest may arise in many situations. Each individual’s situation is different and in evaluating his or her own situation, an employee will have to consider many factors. Although it is impossible to list all of the situations that could be considered a conflict of interest, below are some examples:

•	Outside Employment and Other Affiliations. It may be a conflict of interest for you to engage in business outside of Monotype (including serving as an officer, director, partner or consultant). These activities have the potential of interfering with your job performance and could create a conflict with the Company’s interests. Any activity that enhances or supports the position of a competitor or is in direct competition with our business, is prohibited, except as described below. You must notify your manager of any outside employment, including self-employment or consulting.

Monotype recognizes that our typeface designers may, on their own time and without use of Company resources, design typefaces. This will not be considered a conflict of interest so long as you comply with the Company’s written policy with respect to such design.

•	Activities with Competitors. A conflict of interest arises if an individual takes part in any activity that enhances or supports a competitor’s position, including accepting simultaneous employment with a competitor.

•	Gifts. While entertaining clients in the ordinary course of business is not prohibited, a conflict of interest may arise if an individual or any member of an individual’s immediate family gives or accepts any gift with the intent to improperly influence the normal business relationship between the Company and its clients or other business partners, or gives or accepts any gifts from a competitor. You must not solicit or accept gifts, favors, loans or preferential treatment from any person or entity that conducts business or seeks to conduct business with us, except in accordance with Monotype’s policy and the policies of appropriate third parties. In this regard we also refer to “Entertainment and Gifts” below (beginning on page 12).

•	Involvement in Other Businesses. A conflict of interest may arise if an individual or any member of an individual’s immediate family (meaning child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other person (other than a tenant or employee) sharing the household of such person) holds a financial interest in an outside business concern, particularly, one of our clients or business partners. Many factors must be considered in determining whether a conflict of interest exists in this situation, including the size and nature of the investment; the ability to influence Monotype’s decisions that could affect the outside business concern; access to confidential information of Monotype or of the outside business concern; and the nature of the relationship between Monotype and the outside business concern.

•	Ownership. Owning, directly or indirectly, a significant financial interest in any entity that conducts business or seeks to conduct business or competes with us may be a conflict of interest. As a general rule, a significant interest would be controlling greater than 5% of securities or other beneficial interest in a company or other business. Prior authorization from our Compliance Officer is required if you plan to own such an amount.

•	Services on a Board. Service on the board of a competitor is prohibited and service on the board of a customer or supplier or other service provider requires authorization from our Compliance Officer in advance of you accepting such a position.

•	Conducting Business with Family Members. A conflict of interest may arise if an individual conducts business on Monotype’s behalf with a business in which a family member of such individual is associated in any significant role. As a general rule, you should avoid conducting Monotype business with a family member, significant other or person who shares your household, or with a business in which a family member is associated in any significant role. Certain approvals are required under the Company’s Related Person Transaction Approval Policy for Monotype to conduct business with any family member of a director or officer of the Company, or with any business with which such family member is associated.

•	Company Information. Taking personal advantage of knowledge, resources or information that belongs to us is a conflict of interest.

It is important to remember that you cannot make a business decision for us that is in any way motivated by personal gain. When in doubt, share the facts of the situation with our Compliance Officer.

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest involving an employee or a director should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors of Monotype Imaging Holdings Inc. or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving the Compliance Officer should be disclosed directly to the Chairman of the Board of Directors.

Protection and Proper Use of Our Assets

As a member of our team, you play an important role in safeguarding our assets. Our assets are to be used only for legitimate business purposes of Monotype and only by authorized employees. This includes but is not limited to both tangible and intangible assets such as software programs, trade secrets, patents, trademarks, copyrights, other intellectual property rights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, employee records and any unpublished financial data and reports. Any unauthorized alteration, destruction, use, disclosure or distribution of our assets, as well as theft or waste of, or carelessness in using these assets can have a direct adverse impact on our business and our profitability. Employees are expected to protect our assets that are entrusted to them and to protect our assets in general. Employees are also expected to take steps to ensure that our assets are used only for legitimate business purposes.

We provide computers and other electronic devices, voice mail, and email and Internet access to employees for the purpose of achieving our business objectives. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any way that is contrary to the standards embodied in this Code or our other policies. Remember that information stored on Monotype-supplied computer equipment and electronic devices or any of our information, whether stored on Monotype-supplied computer equipment and electronic devices or personally-owned equipment, is accessible by the management of the Company (and with respect to our employees in Germany, the management of Monotype GmbH) for certain business or legal requirements. There should only be expectation to a right to privacy with respect to your email or your Internet use in accordance with applicable data protection rules and in Germany with applicable works agreements.

You should also refer to the Company’s additional IT-related policies that are applicable to you.

You may not make copies of, or resell or transfer (externally or internally), copyrighted materials without prior authorization. You should take care that only authorized copies of software are installed on your office computer. As a software company, we take copyright infringement very seriously and have entered into agreements which permit us to use copyrighted works of others under certain conditions. It is extremely important that we adhere to the restrictions in these agreements.

Corporate Opportunities

Employees owe a duty to us to advance our legitimate business interests when the opportunity to do so arises. Each employee is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of our property or information or as a result of his or her position with us unless such opportunity has first been presented to, and rejected by us;

•	using our property or information or his or her position for improper personal gain; or

•	competing with us.

Confidentiality; Proprietary Information

Our proprietary information and proprietary information of our clients play a vital role in our business, our ability to compete and our future prospects. In the course of your work, you will have access to confidential and /or proprietary information and you should guard against the disclosure of this information. To emphasize the importance of this obligation, you may also have been required to sign a Confidentiality and Non-Disclosure agreement to this effect as a condition of your employment with us.

Employees may not, at any time, without our prior written permission, either during or after service to or employment with us, (a) discuss confidential business matters or otherwise disclose any of our proprietary information or proprietary information of any client to anyone outside of Monotype without proper authority, or (b) use or permit to be used any such proprietary information for any purpose other than the performance of duties to us. Each individual also has an obligation to use best efforts to prevent the unauthorized disclosure of our or our clients’ proprietary information and to deliver to us all copies of proprietary information when he or she ceases to be employed by or otherwise serve us.

Our proprietary information may include confidential information or material which has not been made generally available to the public, such as:

•	corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation;

•	marketing information, including strategies, methods, suppliers, actual or potential orders, customer identities or other information about customers, prospect identities or other information about prospects, business trends, or market analyses or projections;

•	financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists, financial performance or targeted financial performance;

•	operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas, trade secrets, software programs, including source and object code, designs, inventions, ideas, know-how, processes and techniques;

•	personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents; and

•	research and development efforts, including information about new products, marketing plans, product roadmaps and product ship dates.

Proprietary information also includes information received in confidence by the Company from our clients or other third parties. You are responsible for maintaining the confidentiality of such information entrusted to you by us, our customers and our suppliers, except when disclosure is authorized by us or required by law. Maintaining confidentiality includes communications with family members and continues even after your employment with us ends.

To prevent inadvertent disclosures internally, you should only disclose confidential information to other employees who need to know such information. Outside of Monotype, you should not have conversations about our confidential information in public areas where such conversations can be overheard. Also, do not leave documents containing our confidential information where they can be read by unauthorized individuals.

There will at times be a need to disclose our confidential and proprietary information to potential business partners. When this occurs, you should contact our Compliance Officer to ensure that appropriate written nondisclosure agreements are signed by all necessary parties prior to any disclosure occurring. In addition, you should never sign a third party’s nondisclosure agreement without complying with the Company’s contracts review procedure.

Protecting Confidential Information Belonging to Others

You must use the same care with confidential information of our partners, suppliers, contractors, competitors and customers that you are required to use to protect our confidential information. It is important that you ensure that proper nondisclosure agreements are in place prior to you receiving confidential information from any third parties.

You must also abide by any confidentiality agreements that you entered into with your previous employer(s) that may include restrictions on the use and disclosure of your prior employer(s) information, restrictions on your ability to solicit former colleagues to work at Monotype and restrictions on your ability to compete with your prior employer.

At times the information in your possession relating to our partners, suppliers, contractors, competitors or customers may constitute material non-public information of such party. You should understand the restrictions applicable to trading in securities of a company when in possession of such material non-public information. If you have any questions about these restrictions, or whether something constitutes material non-public information, please speak with our Compliance Officer.

Intellectual Property: Patents, Copyrights and Trademarks

You should be aware that all intellectual property that you conceive or develop during the course of your employment with us, whether or not during normal working hours or on our premises, is our sole property, except to the extent prohibited by state law or in Germany by the law of the Laender and/or otherwise set forth in a formal written agreement with us (for example, with respect to a typeface design that you create in compliance with our written policy). You must fully and promptly disclose to us any intellectual property that you conceive or develop and must assist us with obtaining the necessary intellectual property protection including patents, copyrights, trademarks, etc., for such intellectual property. If you were required to sign a Confidentiality and Non-Disclosure Agreement in connection with your employment, that agreement provides specific detail regarding intellectual property ownership and disclosure requirements.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage the Company’s reputation and long-term business prospects. Accordingly, it is our policy that employees always strive to deal lawfully, honestly, ethically and fairly with our customers, suppliers, competitors and employees in all business dealings on our behalf.

No employee should take unfair advantage of another person in business dealings on our behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts. Statements you make regarding our products and services must not be misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice such as:

•	acquiring or seeking to acquire, use or disclose a competitor’s trade secrets or confidential or proprietary information improperly;

•	making false or deceptive claims or comparisons regarding competitors or their products or services;

•	producing inaccurate or misleading reports, certifications, claims or statements to any employee, customer, partner, governmental agency or official; or

•	mislabeling or mischaracterizing our products or services.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of our books, records and financial statements is fundamental to our continued and future business success. No employee may cause us to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no employee may create any false or artificial documentation or book entry for any transaction entered into by us. Similarly, employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on our books and records and to flag and bring to the attention of the Compliance Officer any accounting or financial reporting matter which is not recorded accurately.

Financial Statement Integrity and Business Records

The integrity of our financial records is critical to the operation of our business and is a key factor in maintaining the confidence and trust of our employees, customers, stockholders and other constituencies. We must ensure that all business transactions are properly recorded, classified and summarized in accordance with our accounting and financial policies, which require compliance with U.S. Generally Accepted Accounting Principles and applicable laws and regulations.

All employees are expected to comply with all of our finance policies and our FCPA policy in the conduct of our business activities, both domestically and abroad. It is a violation of our policies to misrepresent or otherwise knowingly compromise the integrity of our financial statements. None of our employees may enter information in our books, records or accounts (whether computerized, reflected on paper or email or otherwise maintained) that intentionally hides, misleads or disguises the true nature of any financial or non-financial transaction or result. In addition, each employee must retain, protect and dispose of company records in accordance with the Company’s Records Retention Policy.

At Monotype, all employees are expected to:

•	keep accurate and complete books and records to reflect all business transactions;

•	maintain an effective system of internal controls over financial reporting;

•	preserve documents and records that are known to be relevant to pending or reasonably foreseeable litigation, audits or investigations, and as directed by our counsel;

•	use care to assure documents that we create are accurate and truthful;

•	retain company records to comply with our obligations;

•	make appropriate use of and keep our computers, electronic devices and networks secure;

•	safeguard confidential, proprietary and personal information; and

•	protect our intellectual property and respect that of others.

We expect that employees do not:

•	put personal interests ahead of Monotype’s best interests;

•	use Monotype’s resources, intellectual property, time, facilities, funds and other assets for personal gain or improper purposes;

•	establish any undisclosed, unrecorded or secret Monotype fund or asset for any purpose;

•	enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of business revenues or expenses;

•	make any payment regardless of size on Monotype’s behalf without adequate supporting documentation or for any purpose other than as described in such documentation; or

•	allow access to Monotype funds or assets without proper authorization.

Relationships with Auditors

You may not unduly or fraudulently influence, coerce, manipulate or mislead independent or internal auditors regarding financial statements, processes or internal controls.

To preserve our outside auditors’ independence, you may not hire or discuss any offer of employment with any employee of our outside auditor except in compliance with our finance policies.

Quality of Public Disclosures

We are committed to providing our stockholders with complete and accurate information about our financial condition and results of operations as required by the securities laws of the United States. It is our policy that the reports and documents we file with or submit to the Securities and Exchange Commission, and our earnings releases and similar public communications made by us include fair, timely and understandable disclosure. Employees who are responsible for these filings and disclosures, including our principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The senior management of Monotype, working together with the management of each of our subsidiaries, is primarily responsible for monitoring our public disclosures. Anyone who collects, provides or analyzes information for or contributes in any way in the preparation or verification of these reports must strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about us that would be important to enable stockholders and potential investors to assess the soundness and risks of our business. If we fail in this effort, not only will our business suffer but we could also face possible civil and criminal penalties that could extend to you. If you have any questions about a particular record, report or document, you should seek the advice from your manager or from our Compliance Officer.

Any information that we disseminate to the press, the financial analyst community and our stockholders must be accurate, complete and consistent. For this reason, you must defer all inquiries regarding financial, stock or similar information to those individuals designated by us as official Monotype spokespersons. These individuals include our Chief Executive Officer and Chief Financial Officer. Unless authorized by these official spokespersons, you may not speak directly to the press, the financial analyst community or to our stockholders regarding financial, stock or similar matters.

Any employee who has concerns about any aspect of our financial disclosures should talk to his or her manager, our Chief Financial Officer, or the Compliance Officer. Any employee who is contacted by another employee expressing concerns about questionable accounting or auditing matters should promptly report those concerns to either our Compliance Officer or through the communications channels described below beginning on page 15.

Use of Social Media on Behalf of Monotype

We not only permit employees to engage in communication through various forms of on-line media, but, subject to compliance with these guidelines, we also encourage it with respect to matters relating to the industries we serve. All employees are expected to comply with our Social Media Policy. If you have any question about this policy, please contact our Compliance Officer.

Antitrust, Unfair Competition and Trade Regulation Laws

We are fully committed to free, fair and open competition in the global marketplace. Accordingly, all of our employees, throughout all levels of Monotype, must comply with the antitrust, unfair competition, and trade regulation laws of the United States and all of the other countries in which we do business. Violation of any such laws is likely to subject the Company, as well as the individual employees involved in the conduct, to civil and/or criminal penalties, and to have other adverse consequences. Thus, any violation of these laws or of this policy, will subject an employee to disciplinary action from Monotype as well as any penalties proscribed under these laws.

International Trade Controls

Our customers are located around the world and it is crucial to our business that our products be permitted to be sold in all international markets where we operate. Many countries regulate international trade transactions, such as imports, exports and international financial transactions, for a variety of reasons, including national security and foreign policy. In addition, the United States prohibits any cooperation with boycotts against countries friendly to the United States or against firms that may be “blacklisted” by certain groups or countries and U.S. regulations restrict the export of certain products to certain foreign countries. Software created in the U.S. is subject to these regulations and therefore, exporting our software products to an embargoed country could jeopardize our trading privileges.

Our employees will be informed of and should understand the extent to which U.S. trade controls apply to transactions conducted by their business units, even outside the United States. If you have any questions about the existence or interpretation of such trade controls, you should refer to the Company’s Export Compliance Policy or you should direct any questions to our Compliance Officer.

International Business

It is our policy to proactively promote compliance with all applicable laws in connection with our business. We expect our international employees to have a sound knowledge of the proper and improper courses of conduct both with regard to their own activities and those with whom they must deal on job-related matters. We also expect employees to be familiar with the material laws and regulations applicable to business activities in their territory and on which they have been trained by the Company.

This Code and the compliance with this Code may be subject to the applicable local laws, rules, and regulations of non-U.S. jurisdictions. Accordingly, if there is a conflict between the requirements of the laws applicable in the United States and those of any other country or jurisdiction which may be relevant in the circumstances, our policy is that our personnel should consult with the Compliance Officer before taking any action that may be unlawful under, or violate, any such laws.

Offering kickbacks or bribes to obtain business is strictly prohibited. The U.S. Foreign Corrupt Practices Act, or the “FCPA”, as well as other laws in other jurisdictions make it illegal to offer to pay money or anything of value to obtain, retain or secure a business advantage, either directly or through a third party. Please see further discussion below under “Entertainment and Gifts.”

Entertainment and Gifts

Common sense should prevail when you engage in business entertainment on our behalf. If public disclosure of the event would cause public embarrassment, you should refrain from participating. You may offer and accept business meals and entertainment from anyone who does business with us as long as these meals and entertainment are infrequent, modest and intended to serve a legitimate business purpose.

Understanding that offers of gifts are courtesies common among business associates, it is important that such gifts not be mistaken as improper payments. For that reason, you should never accept a gift or use Monotype funds for gifts that are not considered nominal in amount or value. If you receive a lavish gift you must return the gift and notify your manager.

What will be considered nominal will vary by geography and factual situation and this is not a judgment that you can make independently without violating this Code. The Compliance Officer will work with each location to establish appropriate guidelines, but if you have any questions, please contact our Compliance Officer directly.

Political Contributions

Payments, including contributions, gifts, favors or entertainment, by us or our employees to federal, state or local government officials (including elected, appointed and employed personnel) are prohibited, whether or not such officials directly regulate us. This policy does not prohibit contributions to political candidates and parties that comply with all applicable campaign finance and ethics laws, where lawful and reviewed in advance by our Compliance Officer and approved in writing.

This policy is not intended to affect the rights of our employees to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived exclusively from that employee’s personal funds or time and in no way was compensated directly or indirectly by Monotype.

Insider Trading

It is generally illegal for any director, officer or employee of the Company or consultant to the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer, employee or consultant to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” The Company has implemented its Insider Trading Policy both to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.

If you have any question about this policy, please contact our Compliance Officer.

Document Retention

All employees are expected to comply with our Records Retention Policy. If you have any question about this policy, please contact our Compliance Officer.

Labor and Employment

Creating an exceptional workplace that allows employees to do their very best work and to have fun in the process is key to our organizational success. To insure that all employees work in an atmosphere that promotes this goal, we adhere, and expect our employees to adhere, to all federal, state, and local laws regarding labor and employment. These include but are not limited to equal employment opportunity, harassment and discrimination, and safety and health. We do not tolerate unlawful discrimination and/or harassment against applicants or employees on the basis of sex, age, race, sexual orientation, ethnical origin, religion, disability, or in Germany, Weltanschauung (philosophy), or any other classification protected by applicable law, as further set forth in the Non-Discrimination and Anti-Sexual Harassment Policy that is applicable to your jurisdiction or, as the case may be, applicable non-discrimination regulation.

We are also committed to providing a drug-free working environment, recognizing that the use and abuse of alcohol or illegal drugs can create a serious threat to the health, safety and security of all of our employees. Employees are prohibited from using, possessing, distributing or being under the influence of illegal drugs or abusing prescription drugs while working on our premises or at a Monotype-sponsored event. Alcohol may only be consumed on our premises if it is authorized as part of a company-sponsored event and should never be consumed to excess.

Maintaining an environment that provides for the safety and health of all our employees is critical for our ongoing success. We expect you to be an active participant in maintaining a safe work environment by adhering to all safety rules and by immediately reporting any potentially unsafe working conditions. All employees are responsible for reporting any accident or injury sustained on the job.

Nothing in this Code shall be construed as or deemed to constitute a contract of employment or confer upon any employee a right to employment for any specified period or definite duration or interfere with our right or the right of an employee to terminate such employment relationship.

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Third Party Diligence Requirements

When someone is acting with or on behalf of Monotype (for example, as a consultant, sales representative, reseller, distributor, contractor, vendor or partner), that person must share our commitment to the highest ethical standards. This includes compliance with the United States Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and our FCPA policy contains requirements applicable to employees who are engaging with such third parties.

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Compliance Procedures

Communication of Code

All employees will be supplied with a copy of the Code upon hire. Updates of the Code will be provided from time to time and the Code will always be available from the Human Resources department and on the Company intranet. In some jurisdictions, such updates shall only become binding for the employees upon approval by other parties, such as the works council.

Monitoring Compliance and Disciplinary Action

With respect to our employees in Germany, the management of Monotype GmbH under the supervision of the management of Monotype Imaging Holdings Inc. and with respect to our other employees, the management of Monotype Imaging Holdings Inc. under the supervision of the Board of Directors of Monotype Imaging Holdings Inc. or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code, a Monotype policy or any law, rule or regulation, may include, but are not limited to, oral or written reprimands, warnings, termination of employment or service and restitution. Some violations may also require us to notify the appropriate governmental authority for investigation or prosecution. In addition, any supervisor who has knowledge of a suspected or actual violation and fails to report it to the Compliance Officer will be subject to disciplinary action, including possible termination.

The management of Monotype GmbH shall periodically report to the management of Monotype, who shall periodically report to the Board of Directors of Monotype Imaging Holdings Inc. or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is encouraged to act proactively by asking questions and seeking guidance. This demand does not exempt any affiliate of Monotype Imaging Holdings Inc. that is not based in the U.S. from their duty to provide information on the respective legal rules.

Furthermore, employees are encouraged to report suspected violations of the Code and our other policies and procedures, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of our business or occurring on our property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she should bring the matter to the attention of the Compliance Officer or in Germany to the internal legal counsel of Monotype GmbH.

Any supervisor/manager who receives a report of a suspected violation is under a duty to immediately notify the Compliance Officer (or in Germany alternatively the internal legal counsel of Monotype GmbH). The Compliance Officer will evaluate all information received regarding a suspected violation and determine whether such information warrants a formal investigation. All results from any formal investigation will be reported to our Chief Executive Officer, or if the alleged violation involves our Chief Executive Officer, such results will be reported to the Board of Directors of Monotype Imaging Holdings Inc. or a committee thereof.

Employees are encouraged to use common sense and good judgment and not try to investigate suspected violations or resolve them on his or her own. Prompt disclosure to the appropriate parties is vital to ensuring thorough and timely investigation and resolution. Any violation of this Code and/or our other policies is a serious matter and could have legal implications, so allegations of this type will not be taken lightly and should always be made in good faith.

Seeking Guidance. The best starting point for an employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer (or in Germany the internal legal counsel of Monotype GmbH).

Communication Alternatives. Any employee may communicate with the Compliance Officer by any of the following methods:

•	In writing addressed to the Compliance Officer, by U.S. mail to the Company’s principal US office or by fax to 781-970-6187 (a confidential fax number direct to the Compliance Officer);

•	By e-mail to complianceofficer@monotype.com; or

•	By phoning an off-site service which we have established for receipt of questions and reports of potential violations of the Code. The contact information for this off-site service is located here http://ir.monotype.com/investor-relations/corporate-governance/conduct-and-guidelines/default.aspx.

In Germany, employees may either choose to communicate with the Compliance Officer or with the internal legal counsel of Monotype GmbH. The internal legal counsel of Monotype GmbH will as quickly as possible forward their requests and reports to the Compliance Officer.

In both cases, the works council will be informed if investigations with regard to employees of Monotype GmbH are initiated and the works council shall be kept informed about the investigation, in both cases by providing the works council with written documentation. Should legal measures of any kind be taken against an employee due to a breach, the works council shall be consulted before they commence. Any additional rights of the works council remain unaffected.

Reporting Accounting and Similar Concerns. Any concerns or questions regarding any company policy or procedure or applicable law, rules or regulations that involve accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Employees may communicate with the Audit Committee or its designee by phoning the Employee Reporting Line as detailed in the Audit Committee Complaint Procedures. You may access the Audit Committee Complaint Procedures on our corporate intranet at https://intranet.monotype.com.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

Reporting

All Monotype managers have an “open door” policy to provide all employees with access to two-way, honest and respectful communications. The intention is to create an atmosphere that encourages employees to voice concerns, express doubts, discuss problems, ask questions, make observations and offer suggestions regarding the workplace. When reporting suspected violations of the Code, employees must identify themselves to facilitate our ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, we also recognize that in exceptional cases some people may feel more comfortable reporting a suspected violation anonymously and can do so by calling the above mentioned number or in Germany by calling the above mentioned number or the internal legal counsel of Monotype GmbH.

We will attempt to keep discussions and action confidential to the greatest extent possible, subject to applicable law, rule or regulation, but in the course of our investigation, we may find it necessary to share information with others both inside and outside of Monotype on a “need to know” basis. Employee and/or officer cooperation in any investigation will be expected.

No Retaliation

We expressly forbid any retaliation against any employee who (1) in good faith reports a suspected violation of this Code, policies, or applicable law, or (2) assists in any investigation relating to a suspected violation. We will not retaliate or tolerate retaliation of any kind against any employee and anyone who retaliates in violation of this policy may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, our principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors of Monotype Imaging Holdings Inc. or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the stockholders of Monotype Imaging Holdings Inc. in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the shares of Monotype Imaging Holdings Inc. are traded or quoted, as the case may be.

If any other employee believes a waiver of this Code is warranted, such employee should contact his or her respective Manager who must obtain the approval of the Compliance Officer. Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors of Monotype Imaging Holdings Inc. or, if permitted, a committee thereof.

All amendments to the Code must be approved by the Board of Directors of Monotype Imaging Holdings Inc. or a committee thereof and, if applicable, must be promptly disclosed to our shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the shares of Monotype Imaging Holdings Inc. are traded or quoted, as the case may be. In Germany, all amendments to the Code are subject to the works council’s right to codetermination.